Exhibit 99.1
NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Announces CEO Succession Plan

Brad Antle to Become CEO;

Ray Oleson will Continue to Serve as Executive Chairman

RESTON, VA — July 21, 2005 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced that its Board of Directors has appointed S. Bradford Antle, the company’s President and Chief Operating Officer, as SI International’s next President and Chief Executive Officer (CEO).  Antle will also serve on SI International’s Board of Directors.  He will assume these positions effective September 24, 2005.  In addition to his new role as CEO and member of the board, Antle will retain the position of company President.  Ray Oleson will continue to serve as Executive Chairman of the Board after Antle becomes CEO.

“These changes are consistent with our Company’s long-term succession plans and illustrate the depth of the SI International management team,” said Ray Oleson, Chairman and CEO of SI International.  “The role of Chairman has become a full time job, given the increased duties and responsibilities associated with being a public company. Promoting Brad to CEO will enable me to devote more attention to that position with a heightened focus on strategic business planning for continued long-term growth initiatives and future acquisitions.”

Oleson added, “The changes also reflect the increasing level of leadership responsibility that Brad Antle has assumed as SI International has rapidly grown into an important player in the Federal IT sector. Brad brings the industry expertise and proven management skills required to take the Company to the next level of success, and he is supported by an extraordinarily qualified management team.”

Brad Antle has more than twenty years of experience as a leader in developing and delivering information technology solutions to the Federal government.  Antle joined SI International in 1999 and played a leading role in successfully integrating six companies and directing all of the Company’s business units.  As President and Chief Operating Officer, Antle also has had overall responsibility for marketing and sales.

Antle said, “I look forward to expanding my role in extending SI International’s record of strong financial performance and rapid growth by delivering mission critical solutions that align with the highest priorities of our Federal government customers. I am tremendously excited about the opportunities in front of us, and honored to succeed our founder, Ray Oleson, as CEO.”

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These management changes will be addressed during the quarterly earnings conference call scheduled for Tuesday, July 26, 2005 at 9:00 AM ET.  For additional information, contact Alan Hill at SI International at 703.234-6854

Brad Antle Background

As President and Chief Operating Officer of SI International, Brad Antle has overall responsibility for marketing and sales, revenue management, client relations, and directing the Company’s operating units.  He has shared oversight of the acquisition and integration of six companies.  From June 1999 through February 2001, Antle served as SI International’s Executive Vice President.

Prior to joining SI International, Antle was named the first Director of Washington Technical Operations for Lockheed Martin in 1996.  Within three years of establishing the new engineering division, Antle built the organization to over 1,700 engineers, supporting twenty-one sites and seventy programs.

Antle began his corporate career at General Electric in 1985, as a Senior Systems Engineer.  After holding a variety of increasingly responsible systems engineering leadership assignments, he was selected in 1990 to form a Quality Engineering department of 150 professionals, supporting over $400 million in development contracts.  In 1992, Antle was promoted to Senior Program Manager for a 110-person, multi-site program with overseas operations.

Before joining General Electric, Antle served in the US Navy for eight years as a Surface Warfare Officer and was Deputy Department Head for Systems Engineering at one of the Navy’s software development facilities for tactical embedded systems. Following his release from active military service, Antle served in the Naval Reserve, holding several reserve commands, including his most recent command of a Naval Surface Warfare Center Dahlgren Division unit.

Antle earned a Master in Engineering degree from Penn State University, a Master in Business Administration degree from the National University in San Diego, CA, and a Bachelor of Science degree in Business Administration from the University of Maryland.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 3,700 employees.  More information about SI International can be found at www.si-intl.com.

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The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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